2011: Old Point Finishes the Year Strong

• Net income more than doubles
• Nonperforming assets improved by 46.00%
• Noninterest-bearing deposits grow $34.4 million
• Net interest margin increases to 3.81%

January 31, 2012 Hampton, VA                                                                   Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $3.3 million, or $0.66 per diluted share, for the year ended December 31, 2011, compared to net income of $1.5 million, or $0.31 per diluted share, in 2010. The increase in net income was due to a reduction in the provision for loan losses, from $8.8 million in 2010 to $3.7 million in 2011. Decreases in loans and in nonperforming assets between December 31, 2010 and December 31, 2011 allowed management to reduce the provision.

On December 31, 2011, nonperforming assets were 46.00% lower than nonperforming assets as of December 31, 2010, due to a 59.41% decline in nonaccrual loans over the same time period. Nonaccrual loans totaling $13.4 million were sold without recourse in the second and third quarters of 2011. Although net loans charged off in 2011 totaled $8.4 million, $6.2 million was due to six loans. The majority of the $8.4 million was included in the 2010 provision for loan losses when management realized that these losses were probable.

The net interest margin for 2011 was 3.81%, an 18 basis-point improvement over the 3.63% net interest margin for 2010. The net interest margin continued to improve as higher-cost time deposits repriced to current, lower market rates. In addition, management focused on increasing lower-cost funds and promoting relationship management in the retail and corporate banking areas.

In 2011, noninterest income was down $446 thousand or 3.53% when compared to 2010. Overdraft fee income was $513 thousand lower in 2011 than in 2010, due to changes in Regulation E that went into effect during the third quarter of 2010. The changes require advance authorization from customers for overdrafts caused by debit card and ATM transactions. The Company has made an effort to educate customers on the benefits of its overdraft programs, and as a result, overdraft fee income for the second half of 2011 was up $60 thousand from the same period in 2010. Despite this trend, the Company expects continued uncertainty regarding overdraft fee income. To compensate, the Company is developing and marketing other income-producing products, such as remote deposit capture and lockbox services, to help drive future noninterest income. As a result of this emphasis, income from merchant processing and debit cards has grown $248 thousand, or 13.71%, between 2010 and 2011.

The Company’s noninterest expense increased $625 thousand or 1.89% between 2010 and 2011.  This increase was due to an $843 thousand growth in salaries and benefits, as several higher-paid positions were filled in the second half of 2010 and in 2011. Many of these newly-hired employees are in the Company’s private banking and corporate lending areas and were hired to increase small business lending, treasury services, and lending in areas other than commercial real estate as part of management’s focus on increasing loans and noninterest income.

The increase in salaries and benefits was partially offset by decreases in other areas, particularly advertising, legal and audit expenses, and FDIC insurance expense.  The Company has reduced advertising expenses as part of its effort to control noninterest expenses, and has focused on earned publicity rather than paid advertising. Legal and audit expenses decreased as the Company’s nonperforming assets decreased during the year. Finally, the reduction in FDIC insurance expense was due to changes in the method for calculating this expense which were effective April 1, 2011.

Assets as of December 31, 2011 were $849.5 million, a decrease of $37.3 million, or 4.21%, compared to assets as of December 31, 2010, largely due to the current loan environment. As quality loan demand decreased in recent years, management invested excess funds in securities that can be readily liquidated when loan demand recovers. Management also placed an increased emphasis on improving the Company’s net interest margin by reducing dependence on higher-cost sources of funding. As a result, the Company’s higher-cost time deposits decreased by $29.9 million.

Term repurchase agreements also decreased, partially due to the exiting of certain high-cost, non-relationship accounts and partially due to an internal restructuring of the accounts of a single large customer from repurchase agreements to noninterest-bearing deposit accounts. Because the FDIC recently modified how deposit insurance premiums are calculated, making noninterest-bearing deposits fully insured, the Company was able to make this change and free up securities that were used as collateral for the repurchase agreements.

In addition to improving the Company’s net interest margin, Old Point has focused on building relationships. Noninterest-bearing deposits grew $34.4 million. A portion of this growth was due to the sale of high-quality treasury services. Customers pay for these services either with compensating balances or with fees which flow to noninterest income. As seen on both the balance sheet and the income statement, these efforts are working. The liability side of the balance sheet has shifted from higher cost non-relationship funds to lower cost, service providing accounts.

In 2011, Old Point participated in a number of community initiatives and events, including the 50th Anniversary of Christopher Newport University, the Girl Scouts of the Colonial Coast’s Samoa Soiree, the American Red Cross’ Dress Down Under, the Norfolk Kiwanis’ Harbor Party, the James City/Bruton Volunteer Fire Department Fish Fry, the Chesapeake Wine Festival, and the Old Point National Bank Monster Mile held in conjunction with the Blue Moon Wicked 10K. For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-performing Assets (NPAs) as of December 31, 2011 were $18.4 million, down from $34.0 million on December 31, 2010. These numbers do not include restructured loans that are performing in accordance with their modified terms. Performing restructured loans totaled $4.3 million at December 31, 2011.
Allowance for Loan and Lease Losses (ALLL) as of December 31, 2011 was 1.63% of total loans; as of December 31, 2010, that measure was 2.25%.
Net loans charged off as a percent of total loans were 1.62% for the year ended December 31, 2011, compared to 0.59% in 2010.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2010. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with 21 branches and more than 60 ATMs throughout Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	December 31,
	2011	2010
	(unaudited)
Assets

Cash and due from banks	$9,548	$14,207
Interest-bearing due from banks	13,953	1,396
Federal funds sold	1,354	12,828
Cash and cash equivalents	24,855	28,431
Securities available-for-sale, at fair value	236,599	206,092
Securities held-to-maturity
(fair value approximates $1,526 and $1,957)	1,515	1,952
Restricted securities	3,451	4,320
Loans, net of allowance for loan losses of $8,498 and $13,228	511,829	573,391
Premises and equipment, net	30,264	29,616
Bank owned life insurance	21,593	18,020
Foreclosed assets, net of valuation allowance of $1,851 and $2,124	9,390	11,448
Other assets	10,008	13,572
	$849,504	$886,842

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$163,639	$129,208
Savings deposits	232,348	225,210
Time deposits	294,892	324,796
Total deposits	690,879	679,214
Federal funds purchased and other borrowings	0	731
Overnight repurchase agreements	35,001	50,757
Term repurchase agreements	1,480	38,959
Federal Home Loan Bank advances	35,000	35,000
Accrued expenses and other liabilities	1,279	1,229
Total liabilities	763,639	805,890

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 and 4,936,989 shares issued and outstanding	24,795	24,685
Additional paid-in capital	16,310	16,026
Retained earnings	45,109	42,810
Accumulated other comprehensive loss	(349)	(2,569)
Total stockholders' equity	85,865	80,952
	$849,504	$886,842

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Twelve Months Ended
	December 31,
	2011	2010
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$32,105	$37,081
Interest on due from banks	22	3
Interest on federal funds sold	21	75
Interest on securities:
Taxable	3,884	3,419
Tax-exempt	157	268
Dividends and interest on all other securities	62	44
Total interest and dividend income	36,251	40,890

Interest Expense:
Interest on savings and interest-bearing demand deposits	408	413
Interest on time deposits	4,496	6,624
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	106	545
Interest on Federal Home Loan Bank advances	1,705	2,400
Total interest expense	6,715	9,982
Net interest income	29,536	30,908
Provision for loan losses	3,700	8,800
Net interest income, after provision for loan losses	25,836	22,108

Noninterest Income:
Income from fiduciary activities	3,002	3,074
Service charges on deposit accounts	4,256	4,760
Other service charges, commissions and fees	3,003	2,846
Income from bank owned life insurance	823	972
Gain on sale of available-for-sale securities, net	787	541
Other operating income	325	449
Total noninterest income	12,196	12,642

Noninterest Expense:
Salaries and employee benefits	19,139	18,296
Occupancy and equipment	4,292	4,254
FDIC insurance	1,222	1,365
Data processing	1,386	1,248
Customer development	908	839
Advertising	448	654
Foreclosed property expenses	505	416
Other outside service fees	612	621
Employee professional development	579	491
Postage and courier expense	488	511
Legal and audit expenses	696	874
Loss on write-down/sale of foreclosed assets	1,413	1,442
Other operating expenses	1,991	2,043
Total noninterest expenses	33,679	33,054
Income before income taxes	4,353	1,696
Income tax expense	1,063	149
Net income	$3,290	$1,547

Basic Earnings per Share:
Average shares outstanding	4,952	4,928
Net income per share of common stock	$0.66	$0.31

Diluted Earnings per Share:
Average shares outstanding	4,952	4,932
Net income per share of common stock	$0.66	$0.31

Cash Dividends Declared	$0.20	$0.25

Old Point Financial Corporation and Subsidiaries
Selected Ratios	December 31,	December 31,
	2011	2010
Net Interest Margin Year-to-Date	3.81%	3.63%
NPAs/Total Assets	2.16%	3.84%
Annualized Net Charge Offs/Total Loans	1.62%	0.59%
Allowance for Loan Losses/Total Loans	1.63%	2.25%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$8,475	$20,881
Loans> 90 days past due, but still accruing interest	517	73
Non-Performing Restructured Loans	0	1,639
Foreclosed Assets	9,390	11,448
Total Non-Performing Assets	$18,382	$34,041

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$8,430	$3,436
Year-to-Date Average Loans	$544,523	$621,550
Year-to-Date Average Assets	$853,849	$924,709
Year-to-Date Average Earning Assets	$779,524	$855,824
Year-to-Date Average Deposits	$683,657	$687,457
Year-to-Date Average Equity	$83,322	$82,513